CONFIDENTIAL
Dated 12 July 2018

GOLAR LNG LIMITED GOLAR LNG PARTNERS LP and FORTUNE LIANJIANG SHIPPING S.A.
Deed of Amendment, restatement and accession relating to a Guarantee dated 9 September 2015

2993CD

Contents
Clause    Page
1Definitions and interpretation 1
2Amendment and restatement 1
3Governing law 2
Schedule 1 Amended and restated guarantee 3

3735CD

THIS DEED is dated 12 July 2018 and made between:

(1)	GOLAR LNG LIMITED whose registered office is at 2nd floor S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda (the Existing Guarantor);

(2)	GOLAR LNG PARTNERS LP whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the Acceding Guarantor); and

(3)	FORTUNE LIANJIANG SHIPPING S.A. whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (Fortune).
IT IS AGREED as follows:

1	Definitions and interpretation

1.1	In this Deed:
Original Agreement means the guarantee dated 9 September 2015 between the Existing Guarantor and Fortune.

1.2	No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this Agreement.

1.3	This Deed may be executed in counterparts.

1.4	It is intended that this Deed takes effect as a deed even though Fortune may only execute it under hand.

1.5
In accordance with the Common Terms Agreement (as such term is defined in the Original Agreement), each of the Existing Guarantor, the Acceding Guarantor and Fortune designate this Deed a Finance Document.

2	Amendment and restatement
With effect from the date of this Deed:

2.1	the Acceding Guarantor shall become a party to the Original Agreement as a Guarantor; and

2.2	the Original Agreement shall be amended and restated as set out in Schedule 1 (Amended and restated guarantee) to this Deed; and

2.3
the Acceding Guarantor and the Existing Guarantor shall observe and perform the obligations set out in the Original Agreement as amended and restated in the form set out in Schedule 1 (Amended and restated guarantee) to this Deed.

3	Governing law
This Deed and any non-contractual obligations connected with it are governed by English law.
This Deed has been executed as a deed, and has been delivered on the date stated at the beginning of this Deed.
Schedule 1
Amended and restated guarantee

Confidential Draft: 18 December 2013
Dated 9 September 2015, as amended and restated at 12 July 2018

Golar LNG Limited (1) Golar LNG Partners LP (2) and Fortune Lianjiang Shipping S.A. (3)
GUARANTEE relating to a memorandum of agreement and a bareboat charter for a floating liquefied natural gas vessel named “Hilli Episeyo"

Contents
Clause        Page
1Interpretation    1
2Guarantee    2
3Indemnity    3
4Liability Unconditional    3
5Continuity and Discharge of the Guarantee    4
6Representations and Warranties    5
7Undertakings and Covenants    6
8Payment under the Guarantee    7
9Interest    7
10Assignment    8
11Notices    8
12No Waiver and Provisions Severable    10
13Rights of Third Parties    10
14Counterparts    10
15Governing Law    10
16Jurisdiction    10

THIS DEED OF GUARANTEE (the Guarantee) is dated 9 September 2015, as amended and restated at 12 July 2018 and made between:

(1)	Golar LNG Limited (GLNG) whose registered office is at 2nd floor S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda;

(2)	Golar LNG Partners LP (Golar MLP) whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960,
(GLNG and Golar MLP, together, the Guarantors, and each a Guarantor); and

(3)	Fortune Lianjiang Shipping S.A., (Fortune) whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 in its capacity as "Owner" and "Seller.
WHEREAS:

(A)
Golar Hilli Corporation (Golar Hilli) in each of its separate capacities as Borrower, Seller and Bareboat Charterer, GLNG in its capacity as Guarantor and Fortune in each of its separate capacities as Lender, Buyer and Owner have entered into a Common Terms Agreement dated 9 September 2015 setting out certain defined terms in respect of the Project.

(B)	The Builder has, inter alia, entered into the EPC Contract with Golar Hilli for the conversion of the floating liquefied natural gas vessel "Hilli Episeyo" (formerly known as “Hilli”) (the Vessel).

(C)	Golar Hilli as Seller and Fortune as buyer have entered into the MOA for the purchase and sale of the Vessel.

(D)	Golar Hilli as Bareboat Charterer and Fortune as Owner have entered into the Bareboat Charter in respect of the Vessel.

(E)	The Bareboat Charterer, SNH and Perenco have entered into the Acceptable Sub-Charter in respect of the Vessel.

(F)	The Vessel has been delivered under the MOA and Bareboat Charter.

(G)
GLNG has entered into a guarantee with Fortune on 9 September 2015, to guarantee the due and proper performance by Golar Hilli of its duties and obligations arising under or in connection with the MOA as Seller, and the Bareboat Charter as Bareboat Charterer.

(H)
The Guarantors have agreed to severally guarantee to the Owner the due and proper performance by Golar Hilli of its duties and obligations arising under or in connection with the Bareboat Charter as Bareboat Charterer upon the terms of this Guarantee.

IT IS AGREED as follows

1	Interpretation

1.1
Terms and conditions defined in the Common Terms Agreement (as amended by the side letter dated 1 June 2018) shall have the same meaning when used in this Guarantee including the Recitals hereto unless otherwise defined herein.

1.2	In this Guarantee:
“Common Units” has the same meaning as given to such term in the Amended and Restated Limited Liability Company Agreement of Golar Hilli LLC dated on or about 11 July 2018 entered into between the Guarantors, KSI and B&V.
“GHL” means Golar Hilli LLC (a company incorporated in the Republic of the Marshall Islands) whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.
"Guaranteed Amount" means all such monies (including, without limitation, principal, interest and expenses) as are now or may hereafter become due, payable and owing or incurred by Golar Hilli to Fortune under or pursuant to the Bareboat Charter whether such monies have become due or payable or owing or have been incurred by acceleration or otherwise, or are present, future or contingent, joint or several, incurred as principal or surety, denominated in any currency or incurred on any banking account or in any manner whatsoever.

2	Guarantee

2.1
In consideration of Fortune agreeing to charter the Vessel pursuant to the Bareboat Charter, each Guarantor (subject to clause 2.6 below) hereby severally guarantees to Fortune the due and proper performance by Golar Hilli of all of Golar Hilli's duties and obligations arising under or in connection with the Bareboat Charter, and each Guarantor hereby absolutely, irrevocably and unconditionally undertakes as primary obligor and not as mere surety to pay to Fortune, within five (5) Business Days of Fortune's demand at any time and from time to time, a several share of the Guaranteed Amount.

2.2
As a separate and independent stipulation, each Guarantor (subject to clause 2.6 below) agrees that if any purported obligation or liability of Golar Hilli which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against Golar Hilli on any ground whatsoever (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of Golar Hilli or any legal or other limitation, whether under the Limitation Act 1980 (United Kingdom) or otherwise or Incapacity or any change in the constitution of Golar Hilli) each Guarantor shall nevertheless be severally liable to Fortune in respect of that purported obligation or liability as if the same were fully valid and enforceable and each Guarantor was the principal debtor in respect thereof.

2.3
Each Guarantor (subject to clause 2.6 below) shall be liable for and shall within five (5) Business Days of Fortune’s demand indemnify and save harmless Fortune from and against any and all losses, damages, expenses, liabilities, claims, costs or proceedings which Fortune suffers or incurs by reason of any failure of any Guarantor to comply with clause 2.1 or 2.2, including costs, losses and/or legal and other expenses which are imposed on or incurred by Fortune in seeking to enforce and enforcing this Guarantee and in seeking to enforce and enforcing any judgment or order obtained in respect of this Guarantee.

2.4
Subject to the provisions of clauses 3, 8 and 9 the liability of each Guarantor under this Guarantee in respect of each obligation or liability shall be limited to the extent that Golar Hilli would have been liable under or in connection with the Bareboat Charter for such obligation or liability.

2.5
Each Guarantor waives any right it may have of first requiring Golar Hilli (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person, prior to a claim against any Guarantor under this clause 2. This waiver applies irrespective of any law or provision of the Finance Documents to the contrary.

2.6
Each Guarantor’s liability under this Guarantee is several (and not joint) and such liability of each Guarantor shall be on a pro rata basis equal and up to, respectively, GLNG’s proportionate ownership (aggregated with that of KSI and B&V, if any), and Golar MLP’s proportionate ownership of Common Units in GHL.

2.7
For the avoidance of doubt, any notice and/or demand to be served on any Guarantor in respect of any obligations for which it is liable shall be addressed to, and served on, both Guarantors, notwithstanding their several liability.

3	Indemnity
Each Guarantor agrees to indemnify Fortune, against its proportionate several share, within five (5) Business Days of Fortune making a demand to Golar Hilli or each Guarantor, against any loss or liability suffered or incurred by Fortune if any of the duties or obligations of Golar Hilli under or pursuant to the Bareboat Charter is or becomes unenforceable, invalid or illegal for any reason whatsoever as if each Guarantor were primarily liable under the Bareboat Charter as the case may be and as if such duties and/or obligations were not unenforceable, invalid or illegal.

4	Liability Unconditional
Each Guarantor acknowledges and agrees that its liability under this Guarantee shall not be impaired, reduced, discharged or otherwise affected by reason of any of the following:

(a)
any variation, amendment, alteration or supplement to the Bareboat Charter or to the extent, nature or method of performance of the duties and/or obligations referred to in the Bareboat Charter, in each case, however fundamental such variation, amendment, alteration and/or supplement is and/or any novation of the Bareboat Charter;

(b)
any allowance of time, waiver, forbearance, delay, forgiveness, indulgence, compromise, delay by or on the part of Fortune in asserting any of its rights against Golar Hilli or other dealing under or in connection with the Bareboat Charter or in respect of any right or remedy arising under the Bareboat Charter;

(c)	any settlement or arrangement made between Fortune and Golar Hilli in relation to the Bareboat Charter;

(d)	any composition, discharge, release, concession, waiver or other variation of liability entered into with, or granted to, Golar Hilli;

(e)	the Bareboat Charter or any provision thereof being or becoming illegal, invalid, void, voidable or unenforceable;

(f)	termination of the Bareboat Charter or Golar Hilli's employment under the Bareboat Charter;

(g)
any disability, Incapacity, lack of power, authority or legal personality of, dissolution or change in the members of, status of, legal limitation, change in ownership or change in status of Golar Hilli;

(h)	an Insolvency Event;

(i)	a change in the constitution of Golar Hilli;

(j)	Fortune taking, holding, varying, realising or not enforcing any other security for the liabilities of Golar Hilli under the Bareboat Charter or any document or security;

(k)
any funder exercising any rights it may have to assume any rights and/or obligations of Fortune under Bareboat Charter pursuant to any collateral warranty or any third party rights vested in it pursuant to the terms of the Bareboat Charter or any document or security;

(l)	an amalgamation, merger, consolidation of either Guarantor and Golar Hilli; or

(m)
any other act, omission or default which in the absence of this provision would or might have operated to discharge, reduce, exonerate or otherwise affect the liability of either Guarantor under the terms of this Guarantee, in each case whether such matters are done or omitted to be done with or without notice to, or the consent of, either Guarantor and each Guarantor hereby waives any requirement for notice of, or consent to, any such matters.

5	Continuity and Discharge of the Guarantee

5.1	Each Guarantor agrees that this Guarantee:

(a)	shall not be revocable by any Guarantor;

(b)
shall be a continuing guarantee and accordingly shall apply in relation to all of the duties, obligations, provisions, warranties or indemnities of Golar Hilli under and arising out of the Bareboat Charter and remain in full force and effect until all the said duties, obligations, provisions, warranties or indemnities shall have been irrevocably and unconditionally carried out, completed and discharged in accordance with the Bareboat Charter;

(c)	shall be additional to and not in substitution for any rights or remedies that Fortune may have against Golar Hilli under the Bareboat Charter or at law;

(d)	shall be additional to and shall not be in any way prejudiced by any other guarantee or security from time to time held by Fortune; and

(e)	shall remain in full force and effect as long as Golar Hilli remains under any actual or contingent liability under or in connection with the terms of the Bareboat Charter.

5.2
Each Guarantor agrees that, notwithstanding clause 2.1, Fortune shall not be obliged, before enforcing any of its rights or remedies under this Guarantee, to commence proceedings or take any other action against or in respect of Golar Hilli or any other person or enforce any other guarantee or security from time to time held by Fortune in respect of the duties and/or obligations of Golar Hilli under or in connection with the Bareboat Charter, provided that Fortune shall make such a claim against each Guarantor.

5.3
Each Guarantor agrees that, as long as this Guarantee remains in force and effect and until all obligations of Golar Hilli and each Guarantor respectively under or in connection with the Bareboat Charter and this Guarantee have been irrevocably and unconditionally discharged in full, it shall not:

(a)	take any security from Golar Hilli in connection with this Guarantee (and, if taken, any such security shall be held by the Guarantors as security for its liability to Fortune under this Guarantee);

(b)
take any step to enforce any right or claim against Golar Hilli in respect of any payment made under or liability arising from or in connection with this Guarantee or claim or prove in competition with Fortune against Golar Hilli or demand or accept repayment of any monies from Golar Hilli or claim any right of contribution, set-off or indemnity against Golar Hilli;

(c)
take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with the Finance Documents by the Lender; or

(d)	be subrogated to any right or security of Fortune,

(e)
and any sums received by the Guarantor or the amount of any set-off exercised by the Guarantor in breach of this clause 5.3 shall be held by the Guarantor in trust for and shall be promptly paid to Fortune.

6	Representations and Warranties

6.1	Each Guarantor hereby warrants, represents and undertakes to Fortune that:

(a)
it is duly incorporated under the laws of the country of its incorporation, possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

(b)
it has the power to execute, deliver and perform its obligations under this Guarantee and all necessary corporate, shareholder and other action and consents have been taken or, as the case may be, received to authorise the execution, delivery and performance of this Guarantee;

(c)
its obligations under this Guarantee constitute its legal, valid and binding obligations and are in full force and effect and rank at least pari passu with all other of its present and future unsecured and unsubordinated indebtedness (with the exception of any obligations which are mandatorily preferred by law and not by contract);

(d)
no authorisations, approvals or consents of any governmental or regulatory authority or agency or any other person and no filings or registrations with any governmental authority or agency are necessary for its execution, delivery or performance of this Guarantee for its enforceability of validity (or alternatively, in relation to filings and registrations, an undertaking to effect any registrations, filings in relation to this Guarantee as soon as reasonably practicable and do all such things as Fortune may reasonably require in order to facilitate the enforcement of this Guarantee or exercise any of the rights held by Fortune under this Guarantee);

(e)	the creation of this Guarantee does not contravene the constitutional documents of the Guarantor;

(f)
there is no pending action, suit or proceeding at law or in equity by or before a court or arbitral tribunal, or to the best of its knowledge, threatened against it which would reasonably be expected to have a material adverse effect on any Guarantor's liability to perform its obligations under this Guarantee; and

(g)	the creation of this Guarantee and the performance and observance of the obligations hereunder does not:

(i)	contravene any existing applicable law, statute, rule, regulation or any judgment to which any Guarantor is subject;

(ii)	conflict with or result in any breach of the terms or constitute a default under any agreement or other instrument to which any Guarantor is a party or subject; and/or

(iii)	result in the creation of or imposition of or oblige any Guarantor or any of its subsidiaries to create any charge or other encumbrance or any of its subsidiaries, assets, rights or revenues.

7	Undertakings and Covenants

7.1	Undertakings
Each Guarantor covenants and undertakes that, from the date of this Guarantee and throughout the term of the Bareboat Charter, it will perform and observe, insofar as applicable, in relation to itself, the Vessel and its business, the undertakings contained in Clause 49 of the Bareboat Charter, in each case as if such undertakings were set out in full, mutatis mutandis, in this Guarantee.

7.2	GLNG Financial Covenants
GLNG hereby covenants and undertakes that:-

(a)	Free Liquid Assets
The aggregate value of the Free Liquid Assets of the Group shall at all times be not less than US$50,000,000.

(b)	Current Assets to Current Liabilities
Current Assets shall be greater than or equal to Current Liabilities

(c)	Consolidated Net Worth
At all times the Consolidated Net Worth of the Group shall be equal to or greater than US$450,000,000 (or equivalent in any other currency, as calculated at the end of the relevant financial quarter.

7.3	Golar MLP Financial Covenants
Golar MLP hereby covenants and undertakes that:-

(a)	Free Liquid Assets
The aggregate value of the Free Liquid Assets of the Golar MLP Group shall at all times be not less than US$30,000,000.

(b)	Net Debt to EBITDA
On any financial quarter end date, the ratio of Net Debt to EBITDA of the Golar MLP Group for the previous 12 months, on a trailing four quarter basis, shall be no greater than 6.50:1.

(c)	Consolidated Tangible Net Worth
At all times the Consolidated Tangible Net Worth shall be equal or greater than US$123,950,000.

(d)	EBITDA to Consolidated Debt Service
On any financial quarter end date, the ratio of EBITDA of Golar Hilli to the Consolidated Debt Service of Golar Hilli for the previous 12 months, on a trailing four quarter basis, shall be no less than 1.20:1.

8	Payment under the Guarantee

8.1	Gross up of payments
Each Guarantor agrees that all sums payable by it under this Guarantee shall be paid to Fortune in full without set-off or counterclaim and free of any present or future taxes, levies, duties, charges, fees, withholdings or deductions (together referred to as Deductions) which would not have been imposed if such payments had been made by Golar Hilli, and, if either Guarantor is compelled by law to make any Deductions, that Guarantor will within three (3) Business Days of Fortune's demand, gross up the payment so that the net sum received by Fortune is equal to the full amount which Fortune would have received had no such Deductions been made.

8.2	Currency of payments

(a)	Subject to clause 8.3 below, all payments for any sums payable by any Guarantor under this Guarantee shall be paid in Dollars.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the cost, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

8.3	Currency indemnity
If any sum due from either Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the first currency) in which the same is payable under this Guarantee or under such order or judgment into another currency (the second currency) for the purpose of:

(a)	making or filing a claim or proof against that Guarantor;

(b)	obtaining an order or judgment in any court or other tribunal; or

(c)	enforcing any order or judgment given or made in relation to this Guarantee, that Guarantor shall indemnify and hold harmless Fortune from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which Fortune may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from a Guarantor under this clause 8.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9	Interest
Each Guarantor shall pay to Fortune on demand interest on any amount due under this Guarantee from the date of demand until the date of actual payment at the rate of Default Interest. Any interest payable under this Guarantee shall accrue from day to day and shall be calculated on the actual number of days and shall be compounded at such intervals as Fortune shall determine and shall be payable on demand.

10	Assignment

10.1	Golar MLP may not assign or transfer all or part of its rights or obligations under this Guarantee.

10.2	GLNG may not assign or transfer all or part of its rights or obligations under this Guarantee (a Transfer), unless the following conditions are met:

(a)	the Transfer is to Golar MLP or a wholly owned subsidiary of Golar MLP which is guaranteed by Golar MLP on terms acceptable to Fortune;

(b)	the Transfer will not adversely affect Fortune's rights and interest under the Bareboat Charter and will be on terms acceptable to Fortune (acting reasonably);

(c)	Fortune has been given prior written notice of and to of such Transfer;

(d)
Golar MLP or such wholly owned subsidiary which is guaranteed by Golar MLP on terms acceptable to Fortune executes a guarantee and indemnity in favour of Fortune on terms and conditions acceptable to Fortune acting reasonably in respect of the Transfer representing such part of its equity interest in the Golar Hilli as is being transferred from GLNG to Golar MLP;

(e)	Golar Hilli has signed the Acceptable Sub-Charter or, as the case may be, the TSA with SNH and Perenco;

(f)	the Minimum Debt Service Cover Ratio is met;

(g)	the Acceptable Sub-Charter Guarantee has been issued and Fortune is satisfied that the same is legal, valid and binding and in full force and effect; and

(h)
no further change to the ownership of Golar Hilli is or will be permitted during the remaining Charter Period (except as permitted by the terms of the Bareboat Charter) without the prior written consent of Fortune.

10.3
Upon such Transfer taking place Fortune will release GLNG of such of its obligations under this Guarantee as shall have been transferred to Golar MLP or such wholly owned subsidiary of Golar MLP and are covered under the guarantee and indemnity referred to under Clause 10.2 (d).

10.4
Fortune may assign or transfer, with the Guarantors’ prior consent (such consent not to be unreasonably withheld), any of its rights or obligations under this Guarantee to the Mortgagee or any person to whom Fortune assigns its rights under the Bareboat Charter by giving the Guarantors not less than seven (7) days’ advance notice.

11	Notices
Every notice, request, demand or other communication under this Guarantee shall:

(a)	be in writing delivered personally or by first‑class prepaid letter (airmail if available) or telex or facsimile transmission or other means of telecommunication in permanent written form;

(b)
be deemed to have been received, subject as otherwise provided in this Guarantee in the case of a letter, when delivered personally or seven days after it has been put into the post, in the case of a facsimile or other means of telecommunication in permanent written form, at the time of despatch when a complete and legible copy is received by the addressee (provided that, if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day) and;

(c)	be sent:

(i)	to GLNG at:

Address:	6th Floor, The Zig Zag
70 Victoria Street,
London,
SW1E 6SQ
Email:    graham.robjohns@golar.com
Attention:    Mr. Graham Robjohns

(ii)	to Golar MLP at:

Address:	6th Floor, The Zig Zag
70 Victoria Street,
London,
SW1E 6SQ

Email:	brian.tienzo@golar.com

Attention:	Mr. Brian Tienzo

(iii)	to Fortune at:
Address:     c/o CSSC (Hong Kong) Shipping Company Limited, Shanghai Office,
Room 608, Marine Tower , No.1 Pudong Avenue, Shanghai, PRC
Fax:         +86 21 68863070
Email:     project@csscshipping.com
Attention:    Mr Teng Fei / Mr Zhou Shen
or to such other address or telex or facsimile number as is notified by the Guarantors or Fortune to the other party to this Guarantee.

12	No Waiver and Provisions Severable

12.1
No failure or delay by Fortune in exercising any right or remedy shall operate as a waiver, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

12.2
Each of the provisions of this Guarantee is severable and distinct from the others, and if for any reason any such provision or part of a provision is or becomes ineffective, inoperable, invalid or unenforceable it shall be severed and deemed to be deleted from this Guarantee, and in such event the remaining provisions of this Guarantee shall continue to have full force and effect.

13	Rights of Third Parties
Nothing in this Guarantee confers or purports to confer on any third party any benefit or any right to enforce any term of this Guarantee pursuant to the Contracts (Rights of Third Parties) Act 1999.

14	Counterparts
This Guarantee may be entered into in the form of three counterparts, each executed by one of the parties, and, provided that both the parties shall so enter into this Guarantee, each of the executed counterparts shall be deemed to be an original but, taken together, they shall constitute one instrument.

15	Governing Law

15.1	This Guarantee and any other non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

15.2
The parties irrevocably agree that all disputes arising under or in connection with this Guarantee, any other non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Guarantee, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

16	Jurisdiction
The Parties irrevocably agree that any matter arising out of or in connection with this Guarantee or any non-contractual obligations connected with it, including any question regarding its existence, validity or termination, shall be referred to the Hong Kong International Arbitration Centre ("HKIAC") and finally resolved by arbitration under the rules promulgated by the HKIAC (the "HKIAC Rules"), which HKIAC Rules are deemed to be incorporated by reference into this clause. The seat, or legal place, or arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.
THIS GUARANTEE has been executed as a deed, and it has been delivered on the date stated at the beginning of this Guarantee.
Execution Page
GLNG

SIGNED, SEALED and DELIVERED as a DEED for and on behalf of GOLAR LNG LIMITED in the presence of: ………………………………………………….. Name of witness: Address of witness:	by _______________________________ (Attorney-in-fact)

Golar MLP

SIGNED, SEALED and DELIVERED as a DEED for and on behalf of GOLAR LNG PARTNERS LP in the presence of: ………………………………………………….. Name of witness: Address of witness:	by _______________________________ (Attorney-in-fact)

Owner

FORTUNE LIANJIANG SHIPPING S.A. By: ………………………………………….. Name: ………………………………………….. Title: …………………………………………..

SIGNATURES
Existing Guarantor

SIGNED, SEALED and DELIVERED as a DEED	)

for and on behalf of GOLAR LNG LIMITED	) /s/Pernille Noraas

by PERNILLE NORAAS	) …………………………………

pursuant to a power of attorney dated 13 April 2018	) Attorney-in-fact

in the presence of:	)
/s/ Barry Power
………………………….
Name of witness: BARRY POWER

Address:
Golar Management Ltd
One America Square
17 Crosswall
London
EC3N 2LB

Acceding Guarantor

SIGNED, SEALED and DELIVERED as a DEED	)

for and on behalf of GOLAR LNG PARTNERS LP	) /s/Pernille Noraas

by PERNILLE NORAAS	) …………………………………

pursuant to board resolutions passed on 15 August 2017	) Attorney-in-fact

in the presence of:	)
/s/ Barry Power
………………………….
Name of witness: BARRY POWER

Address:
Golar Management Ltd
One America Square
17 Crosswall
London
EC3N 2LB

Fortune

For and on behalf of
FORTUNE LIANJIANG SHIPPING S.A.

/s/Zhou Sheng
…………………………….
Name: Zhou Sheng
Attorney-in-fact